Exhibit 99.2

Terry Considine

Monday February 13, 2023

R. Dary Stone

Chairman of the Board

Aimco

Dear Dary,

About two years ago, the “old Aimco” Board divided its business in two: AIR, to be the most efficient way to invest in public ownership of multi-family properties; and “new Aimco” to continue the development activities of “old Aimco”, worth more as a going concern than in liquidation. This decision was embraced by investors who correctly foresaw what proved to be about $1B of shareholder value creation.

I became AIR CEO to focus on its peer-leading conversion of rents to free cash flow. I continued as a director of “new Aimco” to assist its establishment as a freestanding business. I committed to shareholders to freeze my compensation (to avoid “double dipping”) and to limit my executive role (to minimize conflicts with AIR). I was to be a “coach” to the new Aimco team.

As coaches know well, it is the athletes who play the game who are responsible for the result. Wes, Lynn, and Jennifer, are remarkable “athletes”, building a profitable business. The excellent Board included Bob and Mike from “old Aimco”, as well as you, Quincy, Pat, Jay, Deb, and Kirk, who joined the holdovers to constitute the independent directors of “new Aimco”.

“New Aimco” has done well. Over a time when apartment values tumbled, net asset value per share doubled at Aimco. The record is clear. The transition is complete. No coach is needed. My work is done.

Having fulfilled my commitments, I plan to resign as an Aimco director to focus on AIR. I will remain an Aimco shareholder. I have confidence in management, your leadership, and the Board where Jim will be an excellent addition. You and Wes make an impressive team!

Aimco is important to me. As co-founder, I am thankful for the many thousands of teammates whose friendship enriched my life and whose hard work produced investment returns that comfortably outperformed market averages for almost three decades. As a shareholder, I look forward to further value creation.

I wish good health and good fortune for you and our colleagues… for my Aimco teammates and their superb leaders Wes, Lynn, and “JJ” … and for the Aimco shareholders whom we serve as stewards of their precious capital!

Be well,

Terry